UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 13, 2014

TRANSGENOMIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30975
(State or other jurisdiction of incorporation)	(Commission File Number)

91-1789357

(IRS Employer Identification Number)

12325 Emmet Street Omaha, NE	68164
(Address of principal executive offices)	(Zip Code)

(402) 452-5400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2014, the Board of Directors (the “Board”) of Transgenomic, Inc. (“Transgenomic”) appointed Dr. Michael A. Luther as a Class III director of Transgenomic. Dr. Luther will serve as a member of the Audit Committee of the Board.

Dr. Luther, age 57, has served as Senior Vice President, Discovery and Development Services, at Albany Molecular Research, Inc. (NASDAQ: AMRI), a global contract research and manufacturing organization offering drug discovery, development and manufacturing services, since October 2013, where he is responsible for the strategic, operational and business development activities for Albany Molecular Research, Inc.’s global discovery and development divisions. From August 2012 to September 2013, Dr. Luther was Corporate Vice President of Global Discovery Research Services at Charles River Laboratories (NYSE: CRL), a global provider of products and services to help pharmaceutical and biotechnology companies, government agencies and academic institutions accelerate the early-stage drug discovery and development process, where he served as the general manager of the firm’s discovery business unit, including developing and implementing strategic and operating plans. Prior to his role at Charles River, from March 2009 to August 2012, he was President and a member of the Board of Directors of the David H. Murdock Research Institute, a non-profit contract research organization located in Kannapolis, North Carolina, where he led and directed all activities of the institute, including applied research and development activities that facilitated and accelerated discovery to proof of principle and early product development in areas of human health. From November 2006 to March 2009, Dr. Luther held the position of Vice President and Site Head at Merck Frosst, a pharmaceutical company in Montreal, Canada, focused on the delivery of Phase I product candidates from target to clinic for novel therapeutics in respiratory and metabolic disorders. Prior to Merck Frosst, from 1991 to 2006, he held positions of increasing responsibilities at GlaxoSmithKline, a global healthcare company that researches and develops a broad range of innovative medicines and brands, culminating in his appointment as Vice President, High Throughput Biology. Dr. Luther holds a Bachelor of Science degree in Biology and Chemistry from North Carolina State University, a Master in Business Administration from Duke University, Fuqua School of Business, and a Ph.D. in Biophysical Chemistry from Saint Louis University School of Medicine. He has served as a member of the board of directors of Islet Sciences, Inc., a biopharmaceutical company (OTC: ISLT), since March 2014.

In connection with his election to the Board, on March 13, 2014, Dr. Luther was granted an option to purchase 5,000 shares of Transgenomic’s common stock with an exercise price of $5.68, which will vest in full on the one-year anniversary of the date of grant, subject to Dr. Luther’s continued service with Transgenomic through the vesting date. As a non-employee director, Dr. Luther will be entitled to receive an annual retainer of $20,000 for his service on the Board and an additional annual retainer of $2,500 for his service on the Audit Committee, each in accordance with Transgenomic’s non-employee director compensation program, as disclosed under “Director Compensation” in Transgenomic’s definitive proxy statement for its 2013 Annual Meeting of Stockholders on Schedule 14A, filed with the Securities and Exchange Commission on April 25, 2013.

Transgenomic also entered into an indemnity agreement with Dr. Luther in the same form as its standard form of indemnity agreement with its other directors.

There are no family relationships between Dr. Luther and any director or other executive officer of Transgenomic and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Dr. Luther has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated March 19, 2014, announcing the appointment of Dr. Michael A. Luther as a Class III director of Transgenomic, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSGENOMIC, INC.

March 19, 2014	By	/s/ Mark P. Colonnese
Mark P. Colonnese Executive Vice President and Chief Financial Officer